As filed with the Securities and Exchange Commission on May 9, 2019.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AKORN, INC.

(Exact name of registrant as specified in its charter)

Louisiana	72-0717400
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1925 W. Field Court, Suite 300

Lake Forest, Illinois 60045

(Address of Principal Executive Offices) (Zip Code)

AKORN, INC. 2017 OMNIBUS INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Joseph Bonaccorsi, Esq.

Executive Vice President, General Counsel and Secretary

Akorn, Inc.

1925 W. Field Court, Suite 300

Lake Forest, Illinois 60045

(847) 279-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, No Par Value	4,400,000	$2.79	$12,276,000	$1,488

(1)	An additional 4,400,000 shares of the Company’s common stock, no par value (the “Common Stock”) are reserved for issuance pursuant to the Akorn, Inc. 2017 Omnibus Incentive Compensation Plan (the “Plan”). In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) shall be deemed to cover any additional shares of Common Stock of Akorn, Inc. (the “Registrant”) that may from time to time be offered or issued resulting from stock splits, stock dividends, recapitalizations or similar adjustments of the outstanding Common Stock of the Registrant.

(2)	Estimated, solely for the purpose of calculating the registration fee, pursuant to Rule 457(c) and (h) promulgated under the Securities Act, based on the average ($2.79) of the high ($2.87) and low ($2.70) prices per share of the Common Stock, as reported on the NASDAQ Global Select Market on May 3, 2019.

EXPLANATORY NOTE

Akorn, Inc.  (the “Registrant” or “Company”) is filing this Registration Statement on Form S-8 (the “Registration Statement”) to register an additional 4,400,000 shares of common stock, no par value, of the Registrant (the “Common Stock”) authorized for issuance under the Akorn, Inc. 2017 Omnibus Incentive Compensation Plan (the “Plan”). On May 1, 2019, the Company’s shareholders approved an amendment to the Plan to increase the total number of shares of Common Stock authorized and reserved for issuance under the plan by 4,400,00 shares from 8,000,000 to 12,400,000 shares.

The Company registered the original 8,000,000 shares of Common Stock authorized for issuance under the Plan on the Registration Statement on Form S-8, SEC File No. 333-217666, which was filed with the SEC on May 4, 2017. The Plan was originally approved by the Company’s shareholders on April 27, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of this Part I is omitted in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The document(s) containing the information specified in this Part I will be sent or given to the recipient of the foregoing grants as required by Rule 428 under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These document(s) and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to incorporate by reference information into this Registration Statement. This means we can disclose information to you by referring you to another document we filed with the SEC. We will make those documents available to you without charge upon your oral or written request. Requests for those documents should be directed to Akorn, Inc., 1925 W. Field Court, Suite 300, Lake Forest, Illinois, 60045; Attention: Investor Relations, telephone: (847) 279-6100. The following documents, which have previously been filed or will be filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference as of their respective dates of filing, except for the portions thereof that are “furnished” rather than filed with the SEC:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on March 1, 2019;

(b)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, as amended, since the end of the fiscal year covered by the Registrant’s latest annual report referred to in paragraph (a) above; and

(c)	the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (001-32360) filed under Section 12(b) of the Exchange Act, as amended, on January 31, 2007, and as amended on that same date, as well as any subsequent amendment or report filed for the purpose of amending such description .

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Sections 1-850 through 1-859 of the Louisiana Business Corporation Act (the “LBCA”) provide in part that the Registrant may indemnify each of its current or former directors and officers (each an “indemnitee”) against liability (including judgments, settlements, penalties, fines, or reasonable expenses) incurred by the indemnitee in a proceeding to which the indemnitee is a party if the indemnitee acted in good faith and reasonably believed either (i) in the case of conduct in an official capacity, that such indemnitee’s conduct was in the best interests of the Registrant or (ii) in all other cases, that such indemnitee’s conduct was at least not opposed to the best interests of the Registrant, and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe such indemnitee’s conduct was unlawful. The Registrant may also advance expenses to the indemnitee provided that the indemnitee delivers (i) a written affirmation of such indemnitee’s good faith belief that the relevant standard of conduct has been met by such indemnitee or that the proceeding involves conduct for which liability has been eliminated and (ii) a written undertaking to repay any funds advanced if (a) such indemnitee is not entitled to mandatory indemnification by virtue of being wholly successful, on the merits or otherwise, in the defense of any such proceeding and (b) it is ultimately determined that such indemnitee has not met the relevant standard of conduct. The Registrant has the power to obtain and maintain insurance on behalf of any person who is or was acting for us, regardless of whether the Registrant has the legal authority to indemnify, or advance expenses to, the insured person with respect to such liability.

As permitted by Louisiana law, Article XII of the Registrant’s articles of incorporation include a provision that, subject to certain exceptions, eliminates personal liability of a director or officer to the Registrant and its shareholders for monetary damages resulting from breaches of fiduciary duty, and further provides that any amendment or repeal of this provision will not affect the elimination of liability accorded to any director or officer for acts or omissions occurring prior to such amendment or repeal.

Article V of the Registrant’s by-laws makes mandatory the indemnification of any of the Registrant’s officers, directors, employees or agents against any expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him by reason of his position as the Registrant’s director, officer, employee or agent or serving in such position at the Registrant’s request of any business, foreign or non-profit corporation, partnership, joint venture or other enterprise, if he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interest of the Registrant, and, in the case of a criminal action or proceeding, with no reasonable cause to believe that his conduct was unlawful. However, in case of actions by or in the right of the Registrant, the indemnity shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action.

No indemnification is permitted under Article V of the Registrant’s by-laws in respect of any matter as to which a director, officer, employee or agent shall have been finally adjudged by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his or her duty to the Registrant, receiving a financial benefit to which he or she was not entitled, or for certain other breaches of the duty of loyalty, unless, and only to the extent that the court shall determine upon application that, in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Article V of the Registrant’s by-laws also provides that to the extent that a director, officer, employee or agent of the Registrant has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Any indemnification under Article V of the Registrant’s by-laws, unless ordered by the court, shall be made by the Registrant only as authorized in a specific case upon a determination that the applicable standard of conduct has been met, and such determination shall be made:

●	By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or

●	If such a quorum is not obtainable and the board of directors so directs, by independent legal counsel, or

●	By the shareholders.

Article V of the Registrant’s by-laws also provides that the expenses incurred in defending such action shall be paid by the Registrant in advance of the final disposition of such action, upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the Registrant as authorized under Article V. However, the Registrant’s board of directors may determine, by special resolution, not to have the Registrant pay in advance the expenses incurred by any person in the defense of any such action.

Article V further provides that indemnification granted thereunder shall not be deemed exclusive of any other rights to which a director, officer, employee or agent is or may become entitled, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs and legal representatives.

Article V also permits the Registrant to procure insurance on behalf of any person who is or was the Registrant’s director, officer, employee or agent, or is or was serving at the Registrant’s request as a director, officer, employee or agent of another business, foreign or non-profit corporation, partnership, joint venture or other enterprise, against any liability asserted against or incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the LBCA. The Registrant maintains a directors’ and officers’ liability insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

Exhibit Number	Description	Filed Herewith

4.1	Restated Articles of Incorporation of Akorn, Inc., filed with the Secretary of State of the State of Louisiana on September 16, 2004 (incorporated by reference to Exhibit 3.1 to the Registrant’s Form S-1 Registration Statement filed September 21, 2004)

4.2	By-laws of Akorn, Inc., as amended on April 24, 2017 (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on May 4, 2017)

4.3	Akorn, Inc. 2017 Omnibus Incentive Compensation Plan, as amended, (incorporated by reference to Appendix A of the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 22, 2019)

5.1	Opinion of Jones Walker LLP as to the validity of the shares of Common Stock covered by this Registration Statement	x

23.1	Consent of BDO USA, LLP, Independent Registered Accounting Firm	x

23.2	Consent of Opinion of Jones Walker LLP (included in Exhibit 5.1)	x

24.1	Power of Attorney (included in the signature page to this Registration Statement)	x

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois, on May 9, 2019.

AKORN, INC.

/s/ Duane A. Portwood
Duane A. Portwood

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Douglas Boothe and Duane Portwood, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, to sign any amendments (including post-effective amendments) and supplements to this registration statement (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act), and to file such amendments and any related documents with the SEC, and ratifies and confirms the actions that any such attorney-in-fact and agents, or their substitutes, may lawfully do or cause to be done under this power of attorney.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Douglas S. Boothe	President and Chief Executive Officer	May 9, 2019
Douglas S. Boothe	(Principal Executive Officer) and Director

/s/ Duane A. Portwood	Executive Vice President and Chief Financial Officer	May 9, 2019
Duane A. Portwood	(Principal Financial Officer)

/s/ Randall E. Pollard	Senior Vice President, Finance, and Chief Accounting Officer	May 9, 2019
Randall E. Pollard	(Principal Accounting Officer)

/s/ Alan Weinstein	Director, Chairman of the Board	May 9, 2019
Alan Weinstein

/s/ Kenneth S. Abramowitz	Director	May 9, 2019
Kenneth S. Abramowitz

/s/ Ronald M. Johnson	Director	May 9, 2019
Ronald M. Johnson

/s/ Steven J. Meyer	Director	May 9, 2019
Steven J. Meyer

/s/ Thomas G. Moore	Director	May 9, 2019
Thomas G. Moore

/s/ Terry Allison Rappuhn	Director	May 9, 2019
Terry Allison Rappuhn